WELDON CAPITAL FUNDS, INC.

                      PROXY VOTING POLICIES AND PROCEDURES



        Weldon Capital Funds, Inc. (the "Company") is registered as an open-end investment company under the Investment Company Act of 1940, as amended ("1940 Act"). The Company currently has one series, Weldon Equity & Income Fund (the "Fund"). Consistent with its fiduciary duties and pursuant to Rule 30b1-4 under the 1940 Act (the "Proxy Rule"), the Board of Directors of the Company (the "Board") has adopted this proxy voting policy (the "Policy") to reflect its commitment to ensure that proxies are voted in a manner consistent with the best interests of the Fund's shareholders.

                 DELEGATION OF PROXY VOTING AUTHORITY TO ADVISOR
                 -----------------------------------------------

        The Board believes that Weldon Capital Management, Ltd., the Fund's investment advisor (the "Advisor"), as the entity that selects the individual securities that comprise the Fund's portfolio, is the most knowledgeable and best-suited to make decisions on how to vote proxies of portfolio companies held by that Fund. The Board shall therefore defer to, and rely on, the Advisor of the Fund to make decisions on how to cast proxy votes on behalf of the Fund.

        The Company hereby designates the Advisor as the entity responsible for exercising proxy voting authority with regard to securities held in the Fund's investment portfolio. Consistent with its duties under this Policy, the Advisor shall monitor and review corporate transactions of corporations in which the Fund has invested, obtain all information sufficient to allow an informed vote on all proxy solicitations, ensure that all proxy votes are cast in a timely fashion, and maintain all records required to be maintained by the Fund under the Proxy Rule and the 1940 Act. The Advisor shall perform these duties in accordance with its proxy voting policy, as the same may be amended from time to time, a copy of which has been presented to this Board for its review. The Advisor promptly shall provide to the Board updates to its proxy voting policy as they are adopted and implemented.

                        CONFLICT OF INTEREST TRANSACTIONS
                        ---------------------------------

        In some instances, the Advisor may be asked to cast a proxy vote that presents a conflict between the interests of the Fund's shareholders, and those of the Advisor or an affiliated person of the Adviser. In such case, the Advisor is instructed to abstain from making a voting decision and to forward all necessary proxy voting materials to the Chairman of the Audit Committee of the Board to enable the Board to make a voting decision. When the Board is required to make a proxy voting decision, only the Directors without a conflict of interest with regard to the security in question or the matter to be voted upon shall be permitted to participate in the decision of how the Fund's vote will be cast. In the event that the Board is required to vote a proxy because the Advisor has a conflict of interest with respect to the proxy, the Board will vote such proxy in accordance with the Advisor's proxy voting policy, to the extent consistent with the shareholders' best interests, as determined by the Board in its discretion. The Board shall notify

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the Advisor of its final decision on the matter and the Advisor shall vote in accordance with the Board's decision.


          OVERSIGHT OF THE ADVISORS' PROXY VOTING COMPLIANCE ACTIVITIES
          -------------------------------------------------------------

        The Advisor shall present to the administrator a quarterly report summarizing its proxy voting compliance activities for the preceding quarter. The administrator shall review the report to ensure compliance with the Proxy Rule and with this Policy, and shall determine the steps and procedures, if any, that must be undertaken or adopted by the Fund or the Advisor to ensure further compliance with the relevant laws.


 AVAILABILITY OF PROXY VOTING POLICY AND RECORDS AVAILABLE TO FUND SHAREHOLDERS
 ------------------------------------------------------------------------------

        If a Fund has a website, the Fund may post a copy of the Advisor's proxy voting policy and this Policy on such website. A copy of such policies and of the Fund's proxy voting record shall also be made available, without charge, upon request of any shareholder of the Fund, by calling the applicable Fund's toll-free telephone number as printed in the Fund's prospectus. The administrator shall reply to any Fund shareholder request within three business days of receipt of the request, by first-class mail or other means designed to ensure equally prompt delivery.

        The Each Advisor shall provide a complete voting record, as required by the Proxy Rule, to the administrator within 15 days following the end of each calendar quarter. The administrator will file a report based on such record on Form N-PX on an annual basis with the Securities and Exchange Commission no later than August 31st of each year.